EXHIBIT 99.1

Lennox International Announces Richard L. Thompson to Serve in New Role of Vice Chairman

DALLAS, Feb. 28 /PRNewswire-FirstCall/ — The board of directors of Lennox International Inc. (NYSE: LII) announced that board member Richard L. Thompson will serve in the new position of vice chairman, Lennox International board of directors, effective immediately.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020304/DAM053LOGO)

A director of LII since 1993, Mr. Thompson was group president for Caterpillar Inc., a manufacturer of construction and mining equipment, from 1995 until his retirement in 2004. Mr. Thompson joined Caterpillar in 1983 and held several leadership positions prior to his appointment to group president in 1995. Prior to his career at Caterpillar, he held the positions of vice president of marketing and vice president and general manager of components operations with RTE Corporation, a manufacturer of electrical distribution products. “Rich’s experience in manufacturing and his leadership on the LII board, including serving on and chairing many important committees, has been an invaluable asset. This appointment as vice chairman acknowledges that leadership,” said John Norris, LII board chairman.

Mr. Thompson also serves as a director for Gardner Denver, Inc., a manufacturer of air compressors, blowers, and petroleum pumps; and for NiSource Inc., a natural gas and electric utility. He is also a former director of the National Association of Manufacturers, the nation’s largest industrial trade association, and Proctor Community Hospital in Peoria, Illinois.

Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.

SOURCE	Lennox International Inc.
-0-	02/28/2005
/CONTACT:	Karen O’Shea, vice president, communications and public relations of Lennox International Inc., +1-972-497-5172/
/Photo:	NewsCom: http://www.newscom.com/cgi-bin/prnh/20020304/DAM053LOGO
AP Archive: http://photoarchive.ap.org
PRN Photo Desk, photodesk@prnewswire.com /
/Web site:	http://www.lennoxinternational.com / (LII)

CO:	Lennox International Inc.
ST:	Texas
IN:	CST
SU:	PER

AW-CT

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2761 02/28/2005 08:57 EST http://www.prnewswire.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lennox International’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.